Exhibit 4.1

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY COMPARABLE STATE SECURITIES LAW, AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING THE TRANSFER OR AN EXEMPTION UNDER THE ACT.

PROMISSORY NOTE

$17,000,000	February 8, 2022

For value received, NUEVO HOLDING, LLC, a New Mexico limited liability company (“Payor”) promises to pay to the order of Reynold Greenleaf & Associates, LLC, a New Mexico limited liability company (the “Holder”), the aggregate principal amount of $17,000,000 (the “Principal Amount”) in accordance with and subject to the provisions of this Promissory Note (as may be amended from time to time, this “Seller Note”).

This Seller Note is being issued as a portion of the Purchase Price, pursuant to that certain Asset Purchase Agreement, dated as of November 29, 2021 (as may be amended and modified from time to time, the “Purchase Agreement”), by and among Payor, Holder, Elemental Kitchen and Laboratories, LLC, a New Mexico limited liability company and each other signatory thereto Any terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

1.                  Interest; Default Interest.

(a)               Interest. The unpaid principal balance of this Seller Note shall bear interest at a rate per annum equal to 5.00%.

(b)               Computation of Interest. Interest shall be computed on the basis of a year consisting of 360 days and charged for the actual number of days elapsed during the period for which interest is being charged.

2.                  Payments.

(a)               Payor shall pay to Holder all accrued interest on the Note on the first Business Day of each month following the Closing (the “Monthly Interest Payment”).

(b)               All amounts due and owing under this Seller Note, together with all accrued and unpaid interest thereon, shall be paid on February 8, 2025 (the “Maturity Date”).

(c)               All payments made pursuant to this Seller Note shall be made in lawful money of the United States of America in immediately available funds and shall be made no later than 4:00 p.m. (New York, New York time) on the date on which such payment is due by wire transfer of immediately available funds to Holder pursuant to wire instructions provided by Holder in writing to Payor from time to time or as otherwise required by Holder from time to time.

(d)               Payor may, at any time and from time to time, without premium or penalty, prepay all or any portion of the outstanding Principal Amount and any accrued and unpaid interest thereon.

(e)               All payments shall be applied first to any accrued and unpaid interest on the Principal Amount of this Seller Note and thereafter to the unpaid Principal Amount of this Seller Note.

3.                  No Security. The Payor’s obligations under this Seller Note shall be unsecured.

4.                  Default. Each of the following events shall constitute an event of default (an “Event of Default”) hereunder:

(a)               the failure by Payor to pay the Monthly Interest Payment or the Principal Amount, together with all accrued and unpaid interest thereon, or any other amount required hereunder when such payment is required to be made pursuant to the terms hereto unless such payment is made within two (2) Business Days of any missed payment date;

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(b)               Payor shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under applicable state bankruptcy laws, as amended or replaced from time to time (the “Bankruptcy Code”), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, or (v) fail to controvert in a timely and appropriate manner or acquiesce in writing to any petition filed against it in an involuntary case under the Bankruptcy Code; or

(c)               a proceeding or case shall be commenced, without the application or consent of Payor, as applicable, in any court of competent jurisdiction, seeking (i) Payor’s reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of any of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of Payor, or of all or any substantial part of its properties, or (iii) similar relief in respect of Payor under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) or more days; or an order for relief against Payor shall be entered in an involuntary case under the Bankruptcy Code.

5.                  Remedies on Default.

(a)               Upon the occurrence and during the continuation of an Event of Default, in addition to the rights and remedies set forth elsewhere in this Seller Note:

(i)                 upon the occurrence and continuance of an Event of Default specified in Section 4(a), Holder may in its discretion declare the unpaid Principal Amount of this Seller Note, together with all accrued and unpaid interest thereon, to be immediately due and payable without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, anything in this Seller Note to the contrary notwithstanding; and

(ii)              upon the occurrence and continuance of an Event of Default specified in Section 4(b) or Section 4(c), the unpaid Principal Amount of this Seller Note, together with all accrued and unpaid interest thereon, shall thereupon and concurrently therewith become immediately due and payable, all without any action by Holder and without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, anything in this Seller Note to the contrary notwithstanding.

(b)               Each right, power, and remedy of Holder as provided for in this Seller Note or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Seller Note or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Holder, of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by Holder of any or all such other rights, powers, or remedies.

6.                  Setoff; Reductions. If at the time Payor is entitled to a payment under the Purchase Agreement for which Payor is entitled to exercise its right of Set-Off in accordance with the terms thereof (such payment amount, the “Owed Amount”), upon notice to Holder specifying the Owed Amount and citing the relevant section of the Purchase Agreement as the basis for such Owed Amount, Payor may deduct the Owed Amount from any unpaid Principal Amount, subject to the limitations set forth in the Purchase Agreement. The exercise by Payor of Payor’s rights in accordance with this Section 6 and the Purchase Agreement shall not constitute an Event of Default under this Seller Note.

7.                  Assignment. Payor’s obligations under this Seller Note shall not be assignable or assumable in any respect without the prior written consent of the Holder or unless permitted pursuant to Section 9.6 of the Purchase Agreement. Holder may not assign or otherwise transfer this Seller Note to any party without the prior written consent of Payor.

8.                  Forbearance. Any forbearance or delay of Holder in exercising any right or remedy hereunder or otherwise afforded by applicable law shall not be a waiver of or preclude the exercise of any right or remedy. No delay or omission on the part of Holder in exercising any right or remedy hereunder or otherwise afforded by applicable law nor any single or partial exercise by Holder of any right, remedy, power or privilege shall (a) operate as a waiver of such right or of any other right under this Seller Note or give rise to any estoppel, (b) be construed as an agreement to modify the terms of this Seller Note, or (c) preclude any other or further exercise by Holder of the same or of any other right, remedy, power, or privilege. No waiver by Holder of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence or continuing occurrence. No waiver by a party hereunder shall be effective unless it is in writing and signed by the party making such waiver.

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9.                  Cancellation. After the Principal Amount owed on this Seller Note, together with all accrued and unpaid interest thereon, has been paid in full (which includes payment of amounts to the Escrow Account pursuant to the Purchase Agreement), this Seller Note shall be surrendered to Payor for cancellation and shall not be reissued.

10.              Miscellaneous.

(a)               The terms and provisions of Section 9.3 (Notices), Section 9.4 (Interpretation), Section 9.5 (Counterparts; Electronic Signature), Section 9.6 (Entire Agreement; Nonassignability; Parties in Interest), Section 9.7 (Severability), Section 9.9 (Arbitration), Section 9.10 (Governing Law; Jurisdiction), Section 9.11 (Waiver of Jury Trial), and Section 9.12 (Expenses) of the Purchase Agreement are hereby incorporated herein by reference and apply, mutatis mutandis, to this Agreement.

(b)               If any payment is due, or any time period for giving notice or taking action expires, on a day which is not a Business Day, the payment shall be due and payable on, and the time period shall automatically be extended to, the next Business Day.

(c)               Payor and Holder have participated jointly in the negotiation and drafting of this Seller Note. In the event an ambiguity or question of intent or interpretation arises, this Seller Note shall be construed as if drafted jointly by Payor and Holder, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Seller Note.

(d)               Payor and any individual or entity who assumes the obligations of this Seller Note (if permitted hereunder) (i) waives demand, notice, presentment and notice of dishonor, acceleration and intent to accelerate; and (ii) agrees that no renewal or extension of this Seller Note, including a renewal or extension in which this Seller Note is surrendered, no release, surrender, no delay in the enforcement of payment of this Seller Note, and no delay or omission in exercising any right or power under this Seller Note shall affect such individual’s or entity’s liability or result in a waiver of such right or power.

(e)               This Seller Note may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of each of the parties hereto.

(f)                In the event that any provision of this Seller Note shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Seller Note shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Promissory Note on the date first above written.

PAYOR:

NUEVO HOLDING, LLC

By: /s/ Justin Dye

Name: Justin Dye

Title: Authorized Signatory

Acknowledged by:

REYNOLD GREENLEAF & ASSOCIATES, LLC

By: /s/ William Ford

Name: William Ford

Title: Manager

[Signature page to Promissory Note]